Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation
Reports Record Results for the Second Quarter Ended June 30, 2011

EPS Increases 15.5% to 67 Cents, an All-Time Quarterly Record

Color and Flavors Reach All-Time Quarterly Highs for Revenue and Operating Income

MILWAUKEE—July 21, 2011—Sensient Technologies Corporation (NYSE: SXT) reported all-time quarterly records for revenue, operating income and earnings per share for the three months ended June 30, 2011, and both the Color and Flavors & Fragrances groups reported all-time quarterly highs for revenue and operating income.  Diluted earnings per share for the quarter were 67 cents, a 15.5% increase over the 58 cents reported in the second quarter of 2010.  Consolidated revenue for the second quarter increased 12.9% to $377.0 million compared to $334.0 million reported in last year’s second quarter.  Foreign currency translation increased revenue and operating income by approximately 6% in the quarter.

Revenue for the six months ended June 30, 2011, was $726.7 million, a 12.1% increase over the $648.0 million reported in the first half of 2010.  Diluted earnings per share increased 13.2% to $1.20 compared to $1.06 reported in last year’s first half.  Foreign currency translation increased revenue and operating income by approximately 4% for the year-to-date period.

For the six months ended June 30, 2011, cash provided by operating activities increased to $66.8 million, a 4.1% increase from the $64.2 million reported in last year’s first half.  Total debt at June 30, 2011, was $331.4 million, a reduction of $12.5 million during the quarter and $57.7 million during the last twelve months.

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Sensient Technologies Corporation Earnings Release – Second Quarter Ended June 30, 2011 July 21, 2011	Page 2

“Our businesses continue to provide outstanding results, and I am very pleased with the Company’s performance in the second quarter,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “All of our operating groups have further opportunities for growth, and we remain optimistic for the future.”

BUSINESS REVIEW

The Color Group reported revenue of $132.4 million in the second quarter, an increase of 17.2% over the $113.0 million reported in last year’s second quarter.  Operating income for the second quarter increased 18.0% to $24.6 million from $20.9 million in the second quarter of 2010.  Favorable foreign currency translation increased revenue and operating profit by approximately 7% and 8%, respectively.  Revenue grew as a result of solid volume increases and the demand for natural colors remains strong.

The Flavors & Fragrances Group reported second quarter revenue of $226.5 million, an increase of 10.5% over the $205.0 million reported in the second quarter of 2010.  Second quarter operating income increased 8.8% to $36.1 million from $33.2 million reported in last year’s second quarter.  Foreign currency translation increased revenue and operating profit by approximately 5% and 4%, respectively.

Corporate & Other, which includes the Company’s operations in Asia Pacific and China, reported revenue of $33.6 million for the second quarter, an increase of 24.1% from the prior year’s second quarter revenue of $27.1 million.

2011 OUTLOOK

Sensient has increased its guidance for 2011 diluted earnings per share, which is now expected to be between $2.32 and $2.37.  The Company’s previous guidance had been between $2.28 and $2.34.

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Sensient Technologies Corporation Earnings Release – Second Quarter Ended June 30, 2011 July 21, 2011	Page 3

CONFERENCE CALL

The Company will host a conference call to discuss its 2011 second quarter financial results at 10:00 a.m. CDT on Friday, July 22, 2011.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on July 22, 2011, through midnight on July 29, 2011, by calling (706) 645-9291 and referring to conference identification number 82996946.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2010, and quarterly report on Form 10-Q for the quarter ended March 31, 2011. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,

	2011	2010	% Change	2011	2010	% Change

Revenue	$376,994	$333,969	12.9%	$726,680	$648,045	12.1%

Cost of products sold	257,851	229,008	12.6%	499,830	448,138	11.5%
Selling and administrative expenses	64,810	57,815	12.1%	128,920	114,106	13.0%

Operating income	54,333	47,146	15.2%	97,930	85,801	14.1%
Interest expense	5,135	5,488		9,985	10,266

Earnings before income taxes	49,198	41,658	18.1%	87,945	75,535	16.4%
Income taxes	15,712	12,973		28,044	23,383

Net earnings	$33,486	$28,685	16.7%	$59,901	$52,152	14.9%

Earnings per common share:
Basic	$0.67	$0.58	15.5%	$1.21	$1.07	13.1%

Diluted	$0.67	$0.58	15.5%	$1.20	$1.06	13.2%

Average common shares outstanding:
Basic	49,753	49,047	1.4%	49,696	48,937	1.6%

Diluted	49,947	49,365	1.2%	49,883	49,244	1.3%

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,

Revenue	2011	2010	% Change	2011	2010	% Change

Flavors & Fragrances	$226,481	$205,047	10.5%	$433,170	$395,749	9.5%
Color	132,392	112,979	17.2%	258,063	220,935	16.8%
Corporate & Other	33,622	27,101	24.1%	65,137	51,372	26.8%
Intersegment elimination	(15,501)	(11,158)	38.9%	(29,690)	(20,011)	48.4%

Consolidated	$376,994	$333,969	12.9%	$726,680	$648,045	12.1%

Operating Income

Flavors & Fragrances	$36,146	$33,223	8.8%	$65,104	$60,407	7.8%
Color	24,648	20,880	18.0%	46,995	38,988	20.5%
Corporate & Other	(6,461)	(6,957)	-7.1%	(14,169)	(13,594)	4.2%

Consolidated	$54,333	$47,146	15.2%	$97,930	$85,801	14.1%

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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
June 30,	2011	2010

Current assets	$707,296	$645,843
Goodwill and intangibles (net)	479,604	434,052
Property, plant and equipment (net)	450,539	395,895
Other assets	38,657	35,887

Total Assets	$1,676,096	$1,511,677

Current liabilities	$197,648	$207,953
Long-term debt	309,177	349,485
Accrued employee and retiree benefits	56,682	51,259
Other liabilities	37,919	24,072
Shareholders' equity	1,074,670	878,908

Total Liabilities and Shareholders' Equity	$1,676,096	$1,511,677

Consolidated Statements of Cash Flows
Six Months Ended June 30,	2011	2010

Net cash provided by operating activities	$66,835	$64,186

Cash flows from investing activities:
Acquisition of property, plant and equipment	(23,758)	(19,853)
Proceeds from sale of assets	2	76
Other investing activity	(155)	(340)

Net cash used in investing activities	(23,911)	(20,117)

Cash flows from financing activities:
Proceeds from additional borrowings	43,406	126,253
Debt payments	(71,878)	(147,965)
Dividends paid	(21,001)	(19,247)
Proceeds from options exercised and other	2,754	7,768

Net cash used in financing activities	(46,719)	(33,191)

Effect of exchange rate changes on cash and cash equivalents	3,837	(9,186)

Net increase in cash and cash equivalents	42	1,692
Cash and cash equivalents at beginning of period	14,255	12,219
Cash and cash equivalents at end of period	$14,297	$13,911

Supplemental Information
Six Months Ended June 30,	2011	2010

Depreciation and amortization	$23,474	$21,728

Dividends per share	$0.42	$0.39